Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

424B5

(Form Type)

360 DigiTech, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit			Maximum Aggregate Offering Price			Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Class A ordinary shares, par value US$0.00001 per share(1)	Rule 456(b) and Rule 457(r)	6,370,000	(2)	US$	6.37	(3)	US$	40,576,900	(3)	0.0001102	US$	4,471.57
Fees Previously Paid	—	—	—	—			—			—				—
Carry Forward Securities
Carry Forward Securities	—	—	—	—						—
Total Offering Amounts									US$	40,576,900			US$	4,471.57
Total Fees Previously Paid														—
Total Fee Offsets														—
Net Fee Due													US$	4,471.57

(1)	Includes all class A ordinary shares in the Global Offering (as defined in this prospectus supplement). Such class A ordinary shares include those initially offered and sold within the United States, and those initially offered and sold outside the United States that may be resold from time to time within the United States. Offers and sales of class A ordinary shares outside the United States are being made pursuant to applicable law. From time to time, such class A ordinary shares may be represented by American depositary shares issuable upon deposit of the class A ordinary shares registered hereby, which have been registered under a separate registrations statement on Form F-6 (Registration No. 333-228343 and No. 333-235594). Each American depositary share represents two class A ordinary shares.

(2)	Includes 830,000 class A ordinary shares, par value US$0.00001 per share, offered to cover the underwriters’ over-allotment. Citigroup Global Markets Asia Limited, the stabilizing manager, has entered into a borrowing arrangement with Splendid Tiger Limited to facilitate the settlement of over-allocations.

(3)	Calculated based on an exchange rate of HK$7.8499 to US$1.00 as of November 4, 2022, as set forth in the H.10 statistical release of the Board of Governors of the Federal Reserve System. The offering price is HK$50.03 per class A ordinary share.